Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 4, 2017, pursuant to the Agreement and Plan of Merger, dated April 10, 2017 (the “Merger Agreement”), by and among Century Communities, Inc., a Delaware corporation (“Century Communities”), Casa Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Century Communities, and UCP, Inc., a Delaware corporation (“UCP”), UCP merged with and into Casa Acquisition Corp. (the “Merger”), at which time the separate corporate existence of UCP ended, and Casa Acquisition Corp. survived the Merger as the surviving corporation. As a result of the Merger, Casa Acquisition Corp., along with the legacy businesses of UCP and its subsidiaries, became direct and indirect wholly-owned subsidiaries of Century Communities. The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the Merger. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the financial condition or results of operations would have been had Century Communities operated historically on a stand-alone basis or if the Merger had occurred on the dates indicated. The unaudited pro forma condensed combined financial information should not be considered representative of future consolidated financial condition or consolidated results of operations. Assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the unaudited pro forma condensed combined financial statements.

In connection with the Merger, each share of Class A Common Stock, par value $0.01 per share, of UCP (which we refer to as “UCP Class A Common Stock”) outstanding immediately prior to the consummation of the Merger was converted into the right to receive (i) $5.32 in cash, without any interest thereon, and (ii) 0.2309 of a duly authorized, fully paid and non-assessable share of common stock, par value $0.01 per share, of Century Communities (which we refer to as “Century Communities Common Stock”).

The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Century Communities will be treated as the acquirer in the Merger for accounting purposes. Accordingly, Century Communities’ cost to purchase UCP will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the Merger is consummated. The total purchase price was paid with approximately $97.7 million in cash and 4.2 million shares of Century Communities Common Stock that will be issued in exchange for all outstanding shares of UCP Class A Common Stock. The equity consideration is valued at $109.4 million, assuming a per share price of $25.80 for Century Communities Common Stock, which was the closing price of Century Communities Common Stock on August 3, 2017. The transaction had a total enterprise value of approximately $357.8 million, including assumed debt, which was extinguished at close of the transaction, and without deducting acquired cash.

Additionally, each option (each, a “UCP Option”) to purchase shares of UCP Class A Common Stock that was outstanding immediately prior to the Merger was automatically, and without any action on the part of the holder thereof, converted into an option to purchase shares of Century Communities Common Stock (an “Adjusted Option”) on the same terms and conditions as were applicable under such UCP Option immediately prior to the effective time of the Merger (including vesting terms, conditions and schedules), with the number of shares of Century Communities Common Stock (rounded down to the nearest whole number of shares) subject to such Adjusted Option equal to the product of (i) the total number of shares of UCP Class A Common Stock underlying such UCP Option immediately prior to the effective time of the Merger, multiplied by (ii) the Equity Award Exchange Ratio (as defined below), and with the exercise price applicable to such Adjusted Option to equal the quotient (rounded up to the nearest whole cent) obtained by dividing (a) the exercise price per share applicable to such UCP Option immediately prior to the effective time, by (b) the Equity Award Exchange Ratio. In connection with the transactions contemplated by the Merger Agreement, UCP entered into amendments to employment agreements (which we refer to as the “Employment Agreement Amendments”) with certain employees of UCP. The Employment Agreement Amendments became effective as of the consummation of the Merger. Under the Employment Agreement Amendments, such employees of UCP agreed to forfeit all of their outstanding UCP Options, whether vested or unvested, upon the closing of the Merger. The UCP Options which are subject to the Employment Agreement Amendments represent all of the outstanding UCP Options as of the date of the Merger.

Furthermore, each restricted stock unit award with respect to shares of UCP Class A Common Stock (each, a “UCP Restricted Stock Unit”) that was outstanding immediately prior to the effective time of the Merger was automatically, and without any action on the part of the holder thereof, converted into a restricted stock unit award with respect to shares of Century Communities Common Stock, with the same terms and conditions as were applicable under such UCP Restricted Stock Unit immediately prior to the effective time of the Merger (including vesting and settlement terms, conditions and schedules), and relating to the number of shares of Century Communities Common Stock equal to the product of (i) the number of shares of UCP Class A Common Stock subject to such UCP Restricted Stock Unit immediately prior to the effective time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares of Century Communities Common Stock.

The “Equity Award Exchange Ratio” means the sum of (i) 0.2309 plus (ii) the quotient obtained by dividing (a) $5.32 by (b) the average closing sale price of a share of Century Communities Common Stock as reported on the New York Stock Exchange for the five consecutive trading days ending on and including the second complete trading day immediately preceding the closing date of the Merger, rounded to the nearest ten-thousandth.

The following unaudited pro forma condensed combined balance sheet of Century Communities gives effect to the Merger as if it had been consummated on June 30, 2017, and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. The following unaudited pro forma condensed combined statement of operations of Century Communities for the six months ended June 30, 2017 and the year ended December 31, 2016 give effect to the Merger as if it had been consummated on January 1, 2016, the beginning of the earliest period presented. The following unaudited pro forma condensed combined financial statements have been derived from Century Communities’ financial statements and accompanying notes, which are contained in Century Communities’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Century Communities’ Quarterly Report on From 10-Q for the quarterly period ended June 30, 2017, as well as UCP’s financial statements and accompanying notes, which are contained in UCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and UCP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017.

The historical financial information is adjusted in the unaudited pro forma condensed combined financial statements to give effect to unaudited pro forma adjustments that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated operating results. The unaudited pro forma condensed combined financial statements include certain pro forma adjustments that are intended to provide information about the continuing impact of the Merger on Century Communities’ financial position and results of operations. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements reflect the following:

•	issuance of cash consideration by Century Communities in the Merger;

•	exchange of each share of UCP Class A Common Stock for 0.2309 of a share of Century Communities Common Stock;

•	alignment of UCP’s accounting policies to Century Communities’ accounting policies;

•	transaction costs in connection with the Merger;

•	impact of purchase accounting; and

•	tax effect of pro forma adjustments at the U.S. federal and state income tax statutory rate.

The unaudited pro forma adjustments included herein are preliminarily based on currently available information, and may be revised as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined statement of operations does not reflect the expected benefits to be derived from synergies and cost reduction actions expected to be implemented in connection with the

Merger, or the impact of one-time non-recurring costs relating to the Merger, including the costs to achieve expected synergies and cost savings. These revisions, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Century Communities’ future results of operations and financial position. Increases or decreases in the estimated fair value of the net assets acquired may change the amount of the purchase price allocated to goodwill, if any, resulting from the Merger and other acquired assets and liabilities. This may impact the unaudited pro forma condensed combined statement of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

These unaudited pro forma condensed combined financial statements reflect adjustments that, in the opinion of Century Communities’ management, are necessary to present fairly the unaudited pro forma condensed combined results of operations and the unaudited pro forma condensed combined financial position of Century Communities as of and for the periods indicated.

Certain amounts in UCP’s historical financial statements have been reclassified to conform to Century Communities’ presentation, including “Restricted cash” presented in “Prepaid expenses and other assets;” “Customer deposits” presented in “Accrued expenses and other liabilities;” and “Senior Notes, net” presented in “Notes payable and revolving line of credit” on the unaudited pro forma condensed combined balance sheet; and “Sales and marketing” presented in “Selling, general, and administrative” on the unaudited pro forma condensed combined statement of operations.

The following unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

Century Communities, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

	Historical Century Communities, Inc.	Historical UCP, Inc.	Pro Forma Adjustments UCP Acquisition			Pro Forma Combined Total
Assets
Cash and cash equivalents	$336,786	$30,510		$(257,283	) (c)	$105,913
				(3,100	) (f)
				(1,000	) (f)
Cash held in escrow	25,980	—				25,980
Accounts receivable	8,209	6,962				15,171
Inventories	926,992	392,347		(44,121	) (a)	1,301,235
				26,017	(b)
Mortgage loans held for sale	11,235	—				11,235
Prepaid expenses and other assets	42,220	8,053				50,273
Property and equipment, net	12,141	745				12,886
Investment in unconsolidated subsidiaries	18,356	—				18,356
Deferred tax asset, net	—	5,419		(123	) (h)	5,296
Amortizable intangible assets, net	2,222	74				2,296
Goodwill	21,365	—		—		21,365

Total assets	$1,405,506	$444,110		$(279,610)		$1,570,006

Liabilities and stockholders’ equity
Liabilities:
Accounts payable	$4,324	$12,293	$			$16,617
Accrued expenses and other liabilities	91,832	38,500		7,561	(d)	146,401
				8,508	(e)
Deferred tax liability, net	123	—		(123	) (h)	—
Senior notes payable and other	776,849	159,565		(159,565	) (c)	776,849
Revolving line of credit	—	—				—
Mortgage repurchase facility	10,551	—				10,551

Total liabilities	883,679	210,358		(143,619)		950,418

Stockholders’ equity:
Total stockholders’ equity	521,827	103,973		109,422	(j)	619,588
				(103,973	) (j)
				(7,561	) (d)
				(4,100	) (f)
Noncontrolling interests	—	129,779		(129,779	) (j)	—

Total stockholders’ equity	521,827	233,752		(135,991)		619,588

Total liabilities and stockholders’ equity	$1,405,506	$444,110		$(279,610)		$1,570,006

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Century Communities, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2017

(in thousands, except share and per share amounts)	Historical Century Communities, Inc.	Historical UCP, Inc.	Pro Forma Adjustments			Pro Forma Combined
Revenues
Homebuilding revenues
Home sales revenues	$514,008	$207,255		$—		$721,263
Land sales and other revenues	4,389	496		—		4,885

	518,397	207,751		—		726,148
Financial services revenue	1,743	—		—		1,743

Total revenues	520,140	207,751		—		727,891
Homebuilding Cost of Revenues
Cost of home sales revenues	(416,212)	(167,991)		3,310	(a)	(581,985)
				(1,092	) (g)
Cost of land sales and other revenues	(2,890)	(577)		—		(3,467)
Impairment on real estate	—	(102)		—		(102)

	(419,102)	(168,670)		2,218		(585,554)
Financial services costs	(2,199)	—		—		(2,199)
Selling, general, and administrative	(67,432)	(29,161)		—		(96,593)
Acquisition expense	(1,439)	(592)		1,439	(d)	—
				592	(e)
Equity in income of unconsolidated subsidiaries	3,931	—		—		3,931
Other income (expense)	1,261	498		—		1,759

Income before income tax expense	35,160	9,826		4,249		49,235
Income tax expense	(11,530)	(1,491)		(1,487	) (h)	(14,508)

Net income before noncontrolling interests	23,630	8,335		2,762		34,727
Net income (loss) attributable to noncontrolling interest	—	5,565		(5,565	) (i)	—

Net income available to common stockholders	$23,630	$2,770		$8,327		$34,727

Earnings per share:
Basic	$1.07	$0.35	$			$1.31 (k)
Diluted	$1.06	$0.35	$			$1.29 (k)
Weighted average common shares outstanding:
Basic	21,814,860	7,957,103				26,283,627 (k)
Diluted	22,029,962	8,012,333				26,753,216 (k)

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Century Communities, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(in thousands, except share and per share amounts)	Historical Century Communities, Inc.	Historical UCP, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues
Homebuilding revenues	$978,733	$343,919	$—		$1,322,652
Land sales and other revenues	15,707	5,449	—		21,156

	994,440	349,368	—		1,343,808
Financial Services revenues	—	—	—		—
Total revenues
Homebuilding Cost of Revenues
Cost of home sales revenues	(786,127)	(280,614)	6,759	(a)	(1,064,334)
			(4,352	) (g)
Cost of land sales and other revenues	(14,217)	(4,637)	—		(18,854)
Impairment on real estate	—	(2,589)	—		(2,589)

	(800,344)	(287,840)	2,407		(1,085,777)
Financial services costs	—	—	—		—
Selling, general, and administrative	(122,224)	(48,418)	—		(170,642)
Impairment on real estate and goodwill	—	(4,223)	—		(4,223)
Equity in income of unconsolidated subsidiaries	191	—	—		191
Other income (expense)	1,086	276	—		1,362

Income before income tax expense	73,149	9,163	2,407		84,719
Income tax benefit (expense)	(23,609)	5,285	(842	) (h)	(19,166)

Net income before noncontrolling interests	49,540	14,448	1,564		65,552
Net income (loss) attributable to noncontrolling interest	—	5,210	(5,210	) (i)	—

Net income available to common stockholders	$49,540	$9,238	$6,774		$65,552

Earnings per share:
Basic	$2.34	$1.16			$2.58 (k)
Diluted	$2.33	$1.15			$2.51 (k)
Weighted average common shares outstanding
Basic	20,679,189	7,969,028			24,906,938 (k)
Diluted	20,791,937	8,064,728			25,655,745 (k)

See notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

On August 4, 2017, Century Communities, Inc., a Delaware corporation (“Century Communities”), completed a Merger with UCP, Inc., a Delaware corporation (“UCP”). As a result of the Merger, Casa Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Century Communities, together with the legacy business and subsidiaries of UCP, became direct and indirect wholly-owned subsidiaries of Century Communities.

Contemporaneously with the Merger, each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of UCP (“UCP Class A Common Stock”) was converted into the right to receive (i) $5.32 in cash, without any interest thereon, and (ii) 0.2309 of a duly authorized, fully paid and non-assessable share of common stock, par value $0.01 per share, of Century Communities (“Century Communities Common Stock”). No fractional shares of Century Communities Common Stock will be issued in the Merger, and UCP stockholders will receive cash in lieu of any fractional shares.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Century Communities and UCP, after giving effect to the Merger and adjustments described in these notes, and are intended to reflect the impact of the Merger on Century Communities’ consolidated financial statements. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies expected to result from the Merger. Certain amounts in the historical consolidated financial statements of UCP have been reclassified to conform to the Century Communities’ presentation.

The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had been consummated on June 30, 2017 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 give effect to the Merger as if it had been consummated on January 1, 2016, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary valuation of the net assets acquired. The valuation of the assets and liabilities in these unaudited pro forma condensed combined financial statements is based upon a purchase price of the net assets of approximately $207.1 million, inclusive of acquired cash and cash equivalents. This amount was derived as described above and outlined below in accordance with the Merger Agreement, based on the outstanding shares of UCP Class A Common Stock at August 4, 2017.

The purchase price, inclusive of cash acquired, is calculated as follows:

UCP Shares (including noncontrolling interest ) as of August 4, 2017	18,368,036
Cash paid per share	$5.32

Total cash consideration	$97,717,952

UCP Shares (including noncontrolling interest ) as of August 4, 2017	18,368,036
Exchange ratio	0.2309

Number of shares of Century Communities Common Stock to be issued	4,241,180
Closing price of Century Communities Common Stock on August 4, 2017	$25.80

Consideration attributable to common stock	$109,422,431

Total consideration in cash and equity	$207,140,383

The following is a summary of the assets acquired and the liabilities anticipated to be assumed in the Merger. Century Communities made an estimate of the fair value of the acquired assets and assumed liabilities based on information currently available. Assets acquired include certain intangible assets, including a tradename. Once Century Communities finalizes a valuation analysis, assumptions utilized to estimate fair value may change and accordingly estimated allocations may change.

(in thousands)	Historical UCP Balance as of June 30, 2017	Pro Forma Adjustment for UCP Transaction Costs	Adjusted Historical Balances of UCP as of June 30, 2017	Purchase Accounting Adjustment	Estimated Fair Value as of June 30, 2017
Cash and cash equivalents	$30,510	$—	$30,510	$—	$30,510
Accounts receivable	6,962	—	6,962	—	6,962
Inventories	392,347	—	392,347	(18,104)	374,243
Prepaid expenses and other assets	8,053	—	8,053	—	8,053
Property and equipment, net	745	—	745	—	745
Deferred tax asset, net	5,419	—	5,419	—	5,419
Amortizable intangible assets, net	74	—	74	—	74

Total assets	$444,110	$—	$440,110	$(18,104)	$426,006

Accounts payable	$12,293	$—	$12,293	$—	$12,293
Accrued expenses and other liabilities	38,500	8,508	47,008	—	47,008
Notes payable and revolving loan agreement	159,565	—	159,565	—	159,565

Total liabilities	$210,358	$8,508	$218,866	$—	$218,866

Purchase price/Net equity	$233,752	$(8,508)	$225,244	$(18,104)	$207,140

The unaudited pro forma condensed combined financial statements reflect the following adjustments:

(a)	Inventories Owned: Inventories owned (excluding homes under construction and model homes) were adjusted to their estimated fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures under a land residual value analysis. Under the land residual value analysis, we estimated what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate gross margin based on projected revenues, costs to develop land, and costs to construct homes within a community. The gross margin used to calculate land residual values and related fair values was generally consistent with Century Communities’ historical margins. This evaluation and the assumptions used by Century Communities’ management to determine fair value required a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer-term in duration. This analysis resulted in a step-down of the Inventories Owned of $44.1 million. The step-down in inventories owned is reflected in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 as a decrease in cost of home sales revenues of $3.3 million and $6.8 million, respectively. The adjustments to the unaudited pro forma condensed combined statement of operations represent the anticipated recognition of the step-down in inventories owned based upon UCP’s lot supply as of June 30, 2017. As of June 30, 2017, UCP owned 4,275 lots and controlled 2,173 lots, which represented a six to eight year supply of inventory based on UCP’s historical deliveries. Accordingly, we estimated approximately 7.5% and 15% of the step-down in inventory will be amortized into cost of home sales revenues for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.

(b)	Homes Under Construction and Model Homes: Homes under construction and model homes were adjusted to increase their estimated fair value by $26.0 million using the income approach. Revenues associated with the contract with the homebuyer are projected over the life of the contract and cost of home sales and selling expenses are estimated using an expected operating margin based on remaining costs to construct and sell the homes. While the impact of the step up of $26.0 million is not reflected in the unaudited pro forma condensed combined statement of operations, as it is not expected to have a continuing impact on Century Communities’ operating results, Century Communities anticipates recognizing this step up in inventories in its post combination financial statements over a period of six to nine months as the related homes under construction are delivered to third party buyers.

(c)	Notes Payable and Revolving Line of Credit and Cash and Cash equivalents: Cash on hand was used to (i) repay UCP’s outstanding indebtedness of approximately $159.6 million, which approximates its fair value, and (ii) pay the cash portion of the Merger Consideration (in the aggregate amount of approximately $97.7 million) to UCP stockholders in connection with the Merger.

(d)	Century Communities Transaction Costs: Century Communities estimates that its expenses for this transaction will be approximately $9.0 million, of which $1.4 million are reflected as an expense in the historical financials of Century Communities for the six months ended June 30, 2017. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. The estimated remaining expenses of Century Communities are reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2017 as an increase to Accrued expenses and other liabilities of $7.6 million, and will be reflected as an expense of Century Communities in the period the expense is incurred. In addition, the $1.4 million of transaction costs that were realized during the six months ended June 30, 2017 are reflected as an adjustment in the unaudited pro forma condensed combined statement of operations as they are non-recurring charges which result directly from the Merger.

(e)	UCP Transaction Costs: UCP estimates that its expenses for this transaction will be approximately $9.1 million, of which $0.6 million are reflected as an expense of UCP in the historical financials for the six months ended June 30, 2017. These costs include fees for investment banking, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. These estimated remaining expenses of UCP are reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2017 as an increase to Accrued expenses and other liabilities of $8.5 million, and will be reflected as an expense in UCP’s pre-Merger historical consolidated financial statements in the period the expense is incurred.

(f)	Other Integration Costs: The following integration costs are not included in the unaudited pro forma condensed combined statement of operations as they are non-recurring charges which result directly from the Merger:

•	Estimated transaction bonuses of $3.1 million to be paid to certain executives and other employees of UCP pursuant to certain employment agreements; and

•	Estimated severance and other amounts of $1.0 million to be paid to non-executive employees of UCP pursuant to certain retention agreements.

(g)

Capitalized Interest: The adjustment to cost of home sales revenues is attributable to additional pro forma interest resulting from Century Communities’ private offering, in May 2017, of $400 million in aggregate principal amount of its 5.875% Senior Notes due 2025, offset by the repayment of UCP’s outstanding indebtedness. These transactions which are discussed in note (c) above, along with the pro forma adjustments to inventory discussed in notes (a) and (b) above, result in an decrease of approximately 16% to the historical combined debt to inventory ratio of 71% as of June 30, 2017 (calculated as $936.4 million of historical combined debt to $1,319.3 million of historical combined inventory), as compared to the pro forma combined debt to inventory ratio of 60% as of June 30, 2017 (calculated as $776.9 million of pro forma combined debt to $1,300.3 million of pro forma combined inventory). The decrease in the ratio of average debt to average inventory during the periods presented approximates the decrease as of June 30, 2017 outlined above. As the pro forma combined inventories are in excess of Century Communities’ pro forma combined notes payable and revolving line of credit, the pro forma adjustment assumes that 100% of pro forma interest expense is capitalized to inventories. Accordingly, the decrease in the ratio of outstanding indebtedness to inventory results in a proportionate decrease to the amount of pro forma interest capitalized to each home during construction. As such, in order to estimate the pro forma adjustment, Century Communities applied the decrease in the ratio of combined debt to inventory of approximately 16% to the historical combined interest in cost of home sales revenues of $7.3 million and $27.2 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, resulting in pro forma adjustments to decrease the cost of home sales revenues of $1.1 million and $4.4 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.

(h)	Income Taxes: Adjustment to the deferred tax asset reflects the reclassification of Century Communities’ historical deferred tax liability of $0.1 million, to reduce the deferred tax asset of UCP. Adjustment to increase income tax expense by $42 thousand and decrease income tax expense by $1.0 million for the six months ended June 30, 2017 and the year ended December 31, 2017, respectively, is based upon the net pro forma impact the Merger has upon historical taxable income for the period presented using the statutory federal and state income tax rate of 35%. For the year ended December 31, 2016, UCP’s historical statement of operations includes a benefit from income taxes of $5.3 million, which is primarily related to the reversal of a $5.5 million valuation allowance. The one-time benefit of the reversal of the valuation allowance has not been adjusted in the unaudited pro forma condensed combined statement of operations as it was reflected it UCPs historical statement of operations. However, the benefit is not anticipated to occur in future periods, and Century Communities anticipates that its effective tax rate after the Merger will likely approximate the historical effective tax rate of Century Communities for the year ended December 31, 2016.

(i)	As of June 30, 2017, PICO Holdings, Inc., the majority stockholder of UCP immediately prior to the closing of the Merger, held 10,593,000 Series A Units of UCP, LLC, which were exchangeable for 10,401,722 shares of UCP Class A Common Stock. The exchange of all Series A Units of UCP, LLC held by PICO into shares of UCP Class A Common Stock was a required condition to the closing of the Merger. Income attributable to Series A Units of UCP, LLC held by PICO is reflected in the historical financial statements of UCP, Inc. as net income attributable to the noncontrolling interest. Subsequent to the Merger, all subsidiaries of Century Communities will be wholly-owned, and a pro forma adjustment has been made to eliminate the net income attributable to the noncontrolling interest in the unaudited pro forma condensed combined statement of operations.

(j)	Stockholders’ Equity: Pro forma adjustments to stockholders’ equity and revolving line of credit represent:

•	the issuance of approximately 4.2 million shares of Century Communities Common Stock which increases stockholders’ equity by $109.4 million, and

•	the acquisition and cancellation of UCP’s common stock and elimination of UCP equity, including noncontrolling interests, which reduces stockholders’ equity by $233.8 million.

(k)

The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the basic and diluted weighted-average number of outstanding shares after taking into account the shares issued in connection with the Merger, as well as the application of the two-class method of calculating earnings per share, as Century Communities’ non-vested restricted stock awards have non-forfeitable rights to dividends, and accordingly represent a participating security. The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period. The denominator includes the estimated 4.2 million shares of Century Communities Common Stock and 0.3 million Century Communities Restricted Stock Units that will be issued in connection with the Merger and assumes that they were outstanding for the entire period.

The following table sets forth the computation of pro forma basic and diluted earnings per share for the six months ended June 30, 2017 and the year ended December 31, 2016, (in thousands, except share and per share information):

	Six months ended June 30, 2017	Year Ended December 31, 2016
Numerator
Pro forma net income	$34,727	$65,552
Less: Pro forma undistributed earnings allocated to participating securities	(307)	(1,183)

Pro forma net income allocable to common stockholders	$34,420	$64,369

Denominator
Pro forma weighted average common shares outstanding—basic	26,283,627	24,906,938
Pro forma dilutive effect of restricted stock units	469,589	748,807

Pro forma weighted average common shares outstanding—diluted	26,753,216	25,655,745

Pro forma earnings per share:
Pro forma—Basic	$1.31	$2.58
Pro forma—Diluted	$1.29	$2.51